   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 22, 1999


                                                      REGISTRATION NO. 333-88191
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2
                                       TO

                                    FORM S-3

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                      METROMEDIA INTERNATIONAL GROUP, INC.
             (Exact name of Registrant as specified in its charter)

            DELAWARE                     ONE MEADOWLANDS PLAZA                   59-0971455
 (State or other jurisdiction of      EAST RUTHERFORD, NEW JERSEY             (I.R.S. Employer
 incorporation or organization)               07073-2137                     Identification No.)
                                            (201) 531-8000
                          (Address, including zip code and telephone number,
                   including area code, of registrant's principal executive offices)

                             ARNOLD L. WADLER, ESQ.
            EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                      METROMEDIA INTERNATIONAL GROUP, INC.
                             ONE MEADOWLANDS PLAZA
                     EAST RUTHERFORD, NEW JERSEY 07073-2137
                                 (201) 531-8000
(Name, address, including zip code, and telephone number, including area code of agent for service)

                         ------------------------------

                          COPIES OF COMMUNICATIONS TO:

           DOUGLAS A. CIFU, ESQ.                          ALAN STRAUS, ESQ.
 PAUL, WEISS, RIFKIND, WHARTON & GARRISON      SKADDEN, ARPS, SLATE MEAGHER & FLOM LLP
        1285 AVENUE OF THE AMERICAS                       919 THIRD AVENUE
       NEW YORK, NEW YORK 10019-6064                  NEW YORK, NEW YORK 10022
              (212) 373-3000                               (212) 735-3000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the Registration Statement becomes effective.
                            ------------------------

    If the only securities registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS

                                9,136,744 SHARES
                      METROMEDIA INTERNATIONAL GROUP, INC.
                                  COMMON STOCK

- We are offering these shares solely for the account of the selling stockholders: News America Incorporated, a Delaware corporation, and News PLD LLC, a Delaware limited liability company.

- These shares consist of 9,136,744 shares of our common stock currently held by the selling stockholders.

- We will not receive any proceeds from the sale of these shares. See "Use of Proceeds."

- We will pay all of the expenses incident to the registration, offering and sale of these shares to the public under this registration statement other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act of 1933.

- Our common stock is listed on the American Stock Exchange and the Pacific Stock Exchange under the trading symbol "MMG." On September 27, 1999, the last reported sale price of our common stock on the American Stock Exchange was $4.3125 per share.

                            ------------------------

                       PRICE TO PUBLIC   UNDERWRITING DISCOUNTS AND COMMISSIONS   PROCEEDS TO SELLING SHAREHOLDERS
                       ---------------   --------------------------------------   --------------------------------
Per Share............     (1)                    (1)(2)                                 (1)(2)
Total................     (1)                    (1)(2)                                 (1)(2)

------------------------

(1) The selling stockholders may sell these shares from time to time on the American Stock Exchange or such other national securities exchange or automated interdealer quotation system on which shares of our common stock are then listed, through negotiated transactions or otherwise, including private sales. The sale or distribution of the shares may be effected by the selling stockholders, directly or through one or more underwriters, brokers, dealers or agents, from time to time in one or more transactions in the market. Any of these transactions may be effected at market prices prevailing at the time of sale, at prices related to these prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by agreement between the selling stockholder and underwriters, brokers, dealers or agents, or purchasers.

(2) In transactions effected by selling shares to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares for whom they may act as agent, which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved. The selling stockholders and any brokers, dealers or agents that participate in the distribution of the shares may be deemed to be underwriters, and any profit on the sale of shares by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. We will pay the expenses incurred in connection with the registration, offering and sale of these shares, estimated at $59,454. We will not be responsible for any discounts, concessions, commissions or other compensation due to any broker or dealer in connection with the sale of any of the shares offered hereby, which expenses will be borne by the selling stockholders.

Our principal executive offices are located at Metromedia International
Group, Inc., One Meadowlands Plaza, East Rutherford, New Jersey 07073-2137, and our telephone number is (201) 531-8000.

BEFORE INVESTING IN THESE SHARES, SEE "RISK FACTORS" ON PAGE 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE DISCLOSURES IN THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                  The date of this Prospectus is       , 1999.

                      WHERE YOU CAN FIND MORE INFORMATION

    This prospectus summarizes material provisions of contracts and other documents and may not contain all the information that you may find important. Therefore, you should review the full text of these documents. We have filed a registration statement on Form S-3/A with the Securities and Exchange Commission covering the shares of our common stock to be issued to the selling stockholders in connection with our merger with PLD Telekom Inc., and this prospectus is part of our registration statement. We have included copies of these contracts and other documents as exhibits to our registration statement. For further information on us and the shares, you should refer to our registration statement and its exhibits.

    We are currently subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934. Accordingly, we file reports, proxy statements and other information with the Securities and Exchange Commission. You can inspect and copy at prescribed rates the reports, proxy statements and other information that we filed with the Securities and Exchange Commission at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also at the regional offices of the Securities and Exchange Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and the Citicorp Center at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may obtain information on the operation of the public reference facilities by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet web site at http://www.sec.gov that contains reports, proxy and information statements and other information. You can also obtain copies of these reports, proxy statements and other information from us upon request as indicated below.

                      DOCUMENTS INCORPORATED BY REFERENCE

    The following documents and other materials which we or PLD Telekom have filed with the Securities and Exchange Commission are incorporated in this prospectus and specifically made a part of this prospectus by this reference:

    (1) Registration Statement on Form S-4 of Metromedia International Group (file No.333-86203) filed on August 31, 1999, and all subsequent amendments thereof, but EXCLUDING the material set forth under the following captions:

        "Summary Information--Opinion of PLD's Financial Advisor"

        "Summary Information--Opinion of Metromedia's Financial Advisor"

        "Appendix B--Opinion of Salomon Smith Barney Inc."

        "Appendix C--Opinion of Donaldson, Lufkin & Jenrette Securities Corporation".

    (2) Annual report on Form 10-K/A (Amendment No. 2) of Metromedia International Group (file no. 001-5706) filed on August 31, 1999, for its fiscal year ended December 31, 1998.

    (3) Quarterly report on Form 10-Q/A (Amendment No.1) of Metromedia International Group (file no. 001-5706) filed on August 31, 1999, for its fiscal quarter ended March 31, 1999.

    (4) Quarterly report on Form 10-Q/A (Amendment No.1) of Metromedia International Group (file no. 001-5706) filed on August 31, 1999, for its fiscal quarter ended June 30, 1999.


    (5) Quarterly report on Form 10-Q of Metromedia International Group (file no. 001-5706) filed on November 15, 1999, for its fiscal quarter ended September 30, 1999.



    (6) Current report on Form 8-K dated May 18, 1999 of Metromedia International Group (file no. 001-5706) filed on May 20, 1999.

    (7) Current report on Form 8-K dated August 4, 1999 of Metromedia International Group (file no. 001-5706) filed on August 4, 1999.



    (8) Current report on Form 8-K dated September 24, 1999 of Metromedia International Group (file no. 001-5706) filed on September 27, 1999.



    (9) Current report on Form 8-K dated September 28, 1999 of Metromedia International Group (file no. 001-5706) filed on September 28, 1999.



    (10) Current report on Form 8-K dated September 30, 1999 of Metromedia International Group (file no. 001-5706) filed on October 13, 1999.



    (11) Current Report on Form 8-K dated December 11, 1999 of Metromedia International Group (file no. 001-5706) filed on December 14, 1999.



    (12) Registration Statement on Form S-4 of Metromedia International Group, as amended (file no. 333-79325).



    (13) Registration Statement on Form S-8 of Metromedia International Group (file no. 333-88187) filed on September 30, 1999.



    (14) The description of the shares of common stock of Metromedia International Group contained in Metromedia International Group's registration statement on Form 8-A (file no. 001-5706) filed on October 10, 1995.



    (15) Annual report on Form 10-K/A (Amendment No. 2) of PLD Telekom (file no. 000-20444) filed on August 31, 1999, for its fiscal year ended December 31, 1998.



    (16) Quarterly report on Form 10-Q/A (Amendment No.2) of PLD Telekom (file no.000-20444) filed on August 31, 1999, for its fiscal quarter ended March 31,1999.



    (17) Quarterly report on Form 10-Q/A (Amendment No.1) dated May 18, 1999 of PLD Telekom (file no.000-20444) filed on August 31, 1999, for its fiscal quarter ended June 30, 1999.



    (18) Current report on Form 8-K/A (Amendment No.1) dated May 18, 1999 of PLD Telekom (file no.000-20444) filed on August 30, 1999.


    Copies of these documents, other than exhibits to these documents that are not specifically incorporated by reference in these documents, are available without charge to any person to whom this prospectus is delivered, upon written or oral request to Metromedia International Group, Inc., One Meadowlands Plaza, East Rutherford, NJ 07073; Attention: General Counsel; Tel: (201) 531-8000, or to PLD Telekom Inc., 505 Park Avenue, 21st Floor, New York, New York 10022;
Attention: Secretary; Tel.: (212) 527-3800.

    In addition, all documents that we file with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and on or before the termination of the offering of the shares will be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the date of filing of these documents with the Securities and Exchange Commission. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus if a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes this statement. This statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE INFORMATION BELOW AS WELL AS ALL OTHER INFORMATION PROVIDED TO YOU IN THIS PROSPECTUS BEFORE DECIDING TO INVEST IN THE SHARES OFFERED HEREBY, INCLUDING INFORMATION IN THE SECTION OF THIS PROSPECTUS ENTITLED "--OUR FUTURE RESULTS OF OPERATIONS MAY BE SUBSTANTIALLY DIFFERENT FROM OUR STATEMENTS ABOUT OUR FUTURE PROSPECTS AND YOU SHOULD NOT UNDULY RELY ON THESE STATEMENTS."

WE EXPECT TO CONTINUE TO INCUR LOSSES FROM OUR CONTINUING OPERATIONS, WHICH COULD PREVENT US FROM PURSUING OUR GROWTH STRATEGIES AND COULD CAUSE US TO DEFAULT UNDER OUR DEBT OBLIGATIONS.


    We cannot assure you that we will succeed in establishing an adequate revenue base or that our services will be profitable or generate positive cash flow. We have reported substantial losses from operations over the previous three years. For the nine months ended September 30, 1999 and for the years ended December 31, 1998, 1997 and 1996, we reported a loss from continuing operations of approximately $74.4 million, $136.0 million, $130.9 million and $72.1 million, respectively, and a net loss of $87.2 million, $123.7 million, net income of $88.4 million, and a net loss of $115.2 million, respectively. We expect that we will report significant operating losses, including losses attributable to Snapper, Inc., for the fiscal year ended December 31, 1999. In addition, many of our joint ventures in our communications group are still in the early stages of their development and we expect this group to continue to generate significant losses as it continues to build-out and market its services. Accordingly, we expect to generate consolidated losses for the foreseeable future.


    Continued losses and negative cash flow may prevent us from pursuing our strategies for growth and could cause us to be unable to meet our debt service obligations, including our obligations under the notes, capital expenditures or working capital needs.

CHINESE GOVERNMENTAL AUTHORITIES ARE CAUSING THE TERMINATION OF CERTAIN OF OUR JOINT VENTURES, WHICH COULD HAVE NEGATIVE EFFECTS ON OUR FINANCIAL POSITION AND RESULTS OF OPERATIONS.

    Because legal restrictions in China prohibit foreign participation in the operation or ownership in the telecommunications sector, our telecommunications joint ventures in China have been established so as to provide financing, technical advice, consulting and other services for the construction and development of telephony networks for China United Telecommunications Incorporated, known as China Unicom, a Chinese telecommunications operator.


    We have been notified by China Unicom that it requested termination of its cooperative arrangements with our four telecommunications joint ventures in China pursuant to an August 30, 1999 mandate from the Chinese Ministry of Information Industry. Following these notices China Unicom ceased further performance of its cooperation agreements with our joint ventures. In December 1999, our four telecommunications joint ventures in China executed definitive agreements with China Unicom setting forth terms for the termination of all cooperation projects undertaken between the joint ventures and China Unicom. Under the terms of the termination agreements, our joint ventures will immediately receive RMB 807.5 million in cash and are entitled to receive an additional RMB 50 million in cash after completion of certain conditions. These amounts represent full and final payment for settlement of all matters pertaining to the termination of China Unicom's cooperation projects with the joint ventures. As part of the termination settlement, China Unicom will unconditionally own any assets pertaining to the cooperation projects in which the joint ventures held an interest. In the termination agreements, China Unicom, the joint ventures and the joint ventures' shareholders waived all of their respective rights associated with the contracts underlying the cooperation projects now being terminated.



    We anticipate that Metromedia China Corporation, our 58% owned subsidiary and holder of the interests in the joint ventures, will ultimately receive approximately US$90 million in loan repayment (at current exchange rates) and other distributions after the termination of the joint ventures' cooperative projects, and anticipate causing the dissolution and liquidation of the four joint ventures in accordance with the terms of their respective joint venture contracts. We cannot currently determine the ultimate amount and time of payments that we will receive from Metromedia China Corporation after termination of the joint ventures' cooperation with China Unicom. In addition, we make no assurances that we or Metromedia China Corporation will be able to convert or repatriate in full any amount received as a result of the settlement with China Unicom or the dissolution of the joint ventures. See "--Our future results of operations may be substantially different from our statements about our future prospects and you should not unduly rely on those statements," "--Currency control restrictions in our markets may have a negative effect on our business" and "About Our Business."


WE WILL BE UNABLE TO MEET OUR OBLIGATIONS IF WE DO NOT RECEIVE DISTRIBUTIONS FROM OUR SUBSIDIARIES AND OUR SUBSIDIARIES HAVE NO OBLIGATIONS TO MAKE ANY PAYMENTS TO US.

    We are a holding company with no direct operations and no assets of significance other than the stock of our subsidiaries. As such, we are dependent on the earnings of our subsidiaries and the distribution or other payment of these earnings to us to meet our obligations, including our ability to make distributions to our stockholders. Our subsidiaries are separate legal entities that will have no obligation to pay any amounts that we may owe to third parties, whether by dividends, loans or other payments. Snapper, Inc.'s credit facility contains substantial restrictions on dividends and other payments by Snapper to us. In addition, many of our joint ventures are in their early stages of development and are operating businesses that are capital intensive. As a result, we will only be able to rely on cash on hand, proceeds from the disposition of non-core assets and net proceeds from additional financings through a public or private sale of debt or equity securities to meet our cash requirements, including the making of any distributions to our stockholders.

WE HAVE SUBSTANTIAL DEBT WHICH MAY LIMIT OUR ABILITY TO BORROW, RESTRICT THE USE OF OUR CASH FLOWS AND CONSTRAIN OUR BUSINESS STRATEGY AND WE MAY NOT BE ABLE TO MEET OUR DEBT OBLIGATIONS.

    We have substantial debt and debt service requirements. Our substantial debt has important consequences, including:

    - our ability to borrow additional amounts for working capital, capital expenditures or other purposes is limited,

    - a substantial portion of our cash flow from operations is required to make debt service payments, and

    - our leverage could limit our ability to capitalize on significant business opportunities and our flexibility to react to changes in general economic conditions, competitive pressures and adverse changes in government regulation.

    We cannot assure you that our cash flow and capital resources will be sufficient to repay any outstanding indebtedness or any indebtedness we may incur in the future, or that we will be successful in obtaining alternative financing. If we are unable to repay our debts, we may be forced to reduce or delay the completion or expansion of our networks, sell some of our assets, obtain additional equity capital or refinance or restructure our debt. Please refer to the section in this prospectus entitled "--Restrictions imposed by our debt agreement may significantly limit our business strategy and increase the risk of default under our debt obligations." If we are unable to meet our debt service obligations or comply with our covenants, we will default under our existing debt agreements. To avoid a default, we may need waivers from third parties, which might not be granted.

RESTRICTIONS IMPOSED BY OUR DEBT AGREEMENT MAY SIGNIFICANTLY LIMIT OUR BUSINESS STRATEGY AND INCREASE THE RISK OF DEFAULT UNDER OUR DEBT OBLIGATIONS.

    The indenture for our outstanding 10 1/2% senior discount notes contains a number of significant covenants. These covenants limit our ability to, among other things:

    - borrow additional money,

    - make capital expenditures and other investments,

    - pay dividends,

    - merge, consolidate, or dispose of our assets, and

    - enter into transactions with related entities.

    If we fail to comply with these covenants we will default under the indenture. A default, if not waived, could result in acceleration of our indebtedness, in which case the debt would become immediately due and payable. If this occurs, we may not be able to repay our debt or borrow sufficient funds to refinance it. Even if new financing is available, it may not be on terms that are acceptable to us. Complying with these covenants may cause us to take actions that we otherwise would not take, or not take actions that we otherwise would take.

WE MAY NEED BUT MAY NOT BE ABLE TO RAISE THE SUBSTANTIAL ADDITIONAL FINANCING THAT WILL BE REQUIRED TO SATISFY OUR LONG-TERM BUSINESS OBJECTIVES, WHICH WOULD FORCE US TO SIGNIFICANTLY CURTAIL OUR BUSINESS OBJECTIVES AND MAY MATERIALLY AND ADVERSELY AFFECT OUR RESULTS FROM OPERATIONS.

    Many of our joint ventures operate businesses that are capital intensive and require the investment of significant amounts of capital in order to construct and develop operational systems and market their services. As a result, we will require substantial additional financing to satisfy our long-term business objectives, including our on-going working capital, acquisition and expansion requirements. We may seek to raise this additional capital through the public or private sale of debt or equity securities. We cannot assure you that additional financing will be available to us on acceptable terms, if at all. If we incur additional debt, we may become subject to additional or more restrictive financial covenants and ratios. If adequate additional funds are not available, we may be required to curtail significantly our long-term business objectives and our results from operations may be materially and adversely affected. Please refer to the sections in this prospectus entitled "--We have substantial debt which may limit our ability to borrow, restrict the use of our cash flows and constrain our business strategy and we may not be able to meet our debt obligations" and "--Restrictions imposed by our debt agreement may significantly limit our business strategy and increase the risk of default under our debt obligations."

WE MAY BE MATERIALLY AND ADVERSELY AFFECTED BY COMPETITION FROM LARGER GLOBAL COMMUNICATIONS COMPANIES OR THE EMERGENCE OF COMPETING TECHNOLOGIES IN OUR CURRENT OR FUTURE MARKETS.

    We operate in businesses which are highly competitive and we compete with many other well-known communications and media companies, many of which have established operating infrastructures and have substantially greater financial, management and other resources than us.


    We also face potential competition from competing technologies which could emerge over time in Eastern Europe, the republics of the former Soviet Union and other selected emerging markets and compete directly with our operations. For example, we believe that we will not be able to effectively compete for our traditional paging customers in markets where GSM technology is combined with calling party pays and prepaid calling card service. Similarly, we cannot assure you that our nationwide cellular network in Kazakhstan will be able to compete with the development of the newly-introduced GSM technology in this market.

    In addition, each of the principal partners in PLD Telekom's operating businesses have interests that may conflict with those of PLD Telekom and in certain instances could compete directly with PLD Telekom and its networks. This competition could seriously undermine the local support for PLD Telekom's networks, affect PLD Telekom's results of operations in these countries and jeopardize our ability to fully realize the value of our economic investments in these countries. See "--We do not fully control certain of our joint ventures' operations, strategies and financial decisions and cannot assure you that we will be able to maximize our return on our investments" and "--Our dependence on certain local operators, interconnect parties or local customers may materially and adversely affect our operations." For example, PLD Telekom's partner in PLD Telekom's operating business in St. Petersburg has completed the installation of a fiber optic network in St. Petersburg which could provide serious competition to PLD Telekom's network in this area. The cellular network of PLD Telekom's operating business in Kazakhstan directly competes with the public switched telephone network of Kazakhtelekom, PLD Telekom's partner in this operating business, and a recently established GSM mobile phone service joint venture in which Kazakhtelekom has an interest. PLD Telekom's long distance network in Moscow is in direct competition with the long distance national network operated by Rostelecom, PLD Telekom's partner in its Moscow operating business.


    In addition, we do not expect to maintain or to be granted exclusive licenses to operate our communications businesses in any of the markets where we currently provide or plan to provide our services.

WE MAY NOT BE ABLE TO ATTRACT CONSUMERS TO OUR SERVICES, WHICH WOULD NEGATIVELY IMPACT OUR OPERATING RESULTS.

    Our operating results are dependent upon our ability to attract and maintain subscribers to our cable, paging and telephony systems and the sale of commercial advertising time on our radio stations. These in turn depend on the following factors, several of which are beyond our control:

    - the general economic conditions in the markets where our cable, telephone systems, paging and radio stations are located,

    - the relative popularity of our systems, including our radio stations,

    - the demographic characteristics of the potential subscribers to our systems and audience of our radio stations,

    - the technical attractiveness to customers of the equipment and service of our systems, and

    - the activities of our competitors.

WE CANNOT ASSURE YOU THAT WE WILL SUCCESSFULLY COMPLETE THE CONSTRUCTION OF OUR SYSTEMS, WHICH WOULD JEOPARDIZE LICENSES FOR OUR SYSTEMS OR PROVIDE OPPORTUNITIES TO OUR COMPETITORS.

    Most of our joint ventures require substantial construction of new systems and additions to the physical plants of existing systems. We cannot assure you that we will complete construction on time or within our budget. Construction projects may be adversely affected by cost overruns and delays not within our control or the control of our subcontractors, such as those caused by governmental changes and material or equipment shortages or delays in delivery of material or equipment. Our failure to complete construction of a communications system on a timely basis could jeopardize the franchise or license for our system or provide opportunities to our competitors. Cost overruns may obligate us to incur additional debt. Please refer to the section in this prospectus entitled "--We may need but may not be able to raise the substantial additional financing that will be required to construct and develop operational systems and market our services, which would adversely affect our long-term business strategy."

WE MAY NOT BE ABLE TO SUCCESSFULLY IMPLEMENT AND MANAGE THE GROWTH OF OUR VENTURES, WHICH WOULD AFFECT OUR GROWTH STRATEGY.

    Many of our ventures are either in developmental stages or have only recently commenced operations and we have incurred significant operating losses to date. We are currently pursuing additional investments in a variety of communications businesses both in our existing markets and in additional markets. In implementing and managing our strategy of growing our businesses, we must:

    - assess the strengths and weaknesses of development opportunities,

    - evaluate the costs and uncertain returns of developing and constructing the facilities for operating systems, and

    - integrate and manage the operations of our existing and additional systems.

    We cannot assure you that we will successfully implement our growth strategy.

THE GOVERNMENT LICENSES ON WHICH WE DEPEND TO OPERATE MANY OF OUR BUSINESSES COULD BE CANCELED OR NOT RENEWED, WHICH WOULD IMPAIR THE DEVELOPMENT OF OUR SERVICES.

    Our joint ventures' operations are subject to governmental regulation and approvals in the markets in which we operate. We cannot assure you that we will retain or obtain the necessary approvals to operate existing or future businesses in any of the markets in which we operate or are seeking to establish our business. Our joint ventures operate under licenses that are issued for limited periods. Some of these licenses expire over the next several years, and some are renewable annually. Our failure to renew these licenses may have a material adverse effect on our operations. Seven licenses held or used by our joint ventures will expire during 1999. For most of the licenses held or used by our joint ventures, no statutory or regulatory presumption exists for renewal by the current license holder and we cannot assure you that these licenses will be renewed upon the expiration of their current terms.

    Additionally, some of the licenses pursuant to which our businesses operate contain network build-out milestones. Our failure to renew any of these licenses or meet these milestones could result in the loss of these licenses, which may have a material adverse effect on our operations. In addition, we cannot assure you that our joint ventures will obtain the necessary approvals to operate additional cable television, fixed telephony or paging systems or radio broadcast stations in any of the markets in which we are seeking to establish our business. PLD Telekom has exceeded the number of lines which the main license of its operating business in St. Petersburg allows it to operate in St. Petersburg and the surrounding region and we cannot assure you that the Russian licensing authorities will not terminate or renegotiate this license or otherwise force PLD Telekom to reduce the number of its subscribers or impose other penalties on PLD Telekom.

WE MAY BE LIABLE FOR SUBSTANTIAL PENALTIES IF WE DO NOT FOLLOW BURDENSOME CURRENCY LICENSING REQUIREMENTS.

    Our joint ventures often require specific licenses from the central banks of many of the countries in which they operate for certain types of foreign currency loans, leases and investments. Our joint ventures' failure to obtain currency licenses could result in the imposition of fines and penalties, significant delays in delivering equipment to our operating businesses and resulting difficulties in generating cash flows from our operating businesses. The documentary requirements for obtaining the currency licenses are burdensome and we cannot assure you that the licensing entity will not impose additional, substantive requirements for the grant of a license or deny a request for a license on an arbitrary basis. Furthermore, the time typically taken by the relevant central banks to issue these licenses can be lengthy, in some cases up to one year or more.

WE DO NOT FULLY CONTROL CERTAIN OF OUR JOINT VENTURES' OPERATIONS, STRATEGIES AND FINANCIAL DECISIONS AND CANNOT ASSURE YOU THAT WE WILL BE ABLE TO MAXIMIZE OUR RETURN ON OUR INVESTMENTS.

    We have invested in virtually all of our joint ventures with local partners. In certain cases, the degree of our voting power and the voting power and veto rights of our joint venture partners may limit us from effectively controlling the operations, strategies and financial decisions of the joint ventures in which we have an ownership interest. In addition, in certain cases, we may be dependent on the continuing cooperation of our partners in the joint ventures and any significant disagreements among the participants could have a material adverse effect on our ventures. In addition, in some markets where we conduct or may in the future conduct business, certain decisions of a joint venture also require governmental approval. As a result, we cannot assure you that we will be able to maximize our return on all of our investments.

    In addition, in many instances, our partners include governmental entities or affiliates of a governmental entity. This poses a number of risks, including:

    - the possibility of decreased governmental support or enthusiasm for the venture as a result of a change of government or government officials,

    - a change of policy by the government, and

    - the ability of the governmental entities to exert undue control or influence over the project in the event of a dispute or otherwise.

    In addition, to the extent our joint ventures become profitable and generate sufficient cash flows in the future, we cannot assure you that the joint ventures will pay dividends or return capital at any time. Moreover, our equity interests in these investments generally are not freely transferable. Therefore, we cannot assure you of our ability to realize economic benefits through the sale of our interests in our joint ventures.

OUR DEPENDENCE ON LOCAL OPERATORS, INTERCONNECT PARTIES OR LOCAL CUSTOMERS MAY MATERIALLY AND ADVERSELY AFFECT OUR OPERATIONS.


    We are dependent on local operators or interconnect parties for a significant portion of our operations. See "About Our Business." Also, PLD Telekom's operating business in St. Petersburg is dependent on Russian operators for the completion of most of its calls. We cannot assure you that this operating business will continue to have access to these operators' networks or that we will be able to have access to these networks with favorable tariffs. The loss of access to these networks or increases in tariffs could have a material adverse effect upon PLD Telekom. PLD Telekom's operating business in Kazakhstan is also entitled to interconnection free of charge to networks operated by Kazakhtelekom, the Kazakhstan public switched telephone network operator, for the completion of its local, long distance and international calls. The loss of, or any significant limitation on, its access to this network could have a material adverse effect on PLD Telekom. Further, Kazakhtelekom may try to use its authority to endeavor to assess interconnection charges on PLD Telekom's operating business in Kazakhstan, which may materially impact this operating business' profitability.


    We are also dependent on local operators or interconnect parties' facilities for certain of our operations. For example, PLD Telekom's operating business in St. Petersburg is dependent on Russian operators' buildings, ducts and tunnels in order to house its exchanges and to reach its customers. The loss of access to these facilities or the availability of access only on unfavorable terms could have a material adverse effect upon PLD Telekom. Similarly, PLD Telekom's operating business in Moscow is also dependent upon the facilities of local operators for the operation of its existing network in Moscow and to terminate certain traffic to users. The loss of the right to use these facilities could have a material adverse effect on PLD Telekom.

    Certain customers account for a significant portion of the total revenues of certain of PLD Telekom's operations and the loss of these customers would materially and adversely affect PLD Telekom's results of operations.

    In addition, several of PLD Telekom's customers, interconnect parties or local operators experience liquidity problems from time to time. PLD Telekom's dependence on these parties may make it vulnerable to their liquidity problems, both in terms of pressure for financial support for the expansion of their operations and facilities, and in PLD Telekom's ability to achieve prompt settlement of accounts.

WE CANNOT ASSURE YOU THAT OUR EQUIPMENT WILL BE APPROVED BY THE AUTHORITIES REGULATING THE MARKETS IN WHICH WE OPERATE, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR OPERATIONS IN THESE MARKETS.

    Many of our operations or proposed operations are dependent upon approval of our equipment by the communications authorities of the markets in which we and our joint ventures operate or plan to operate. We cannot assure you that our equipment in any of these markets will be approved. The failure to obtain approval for our equipment could have a materially adverse effect on many of our proposed operations.

WE MAY NOT BE ABLE TO KEEP PACE WITH THE EMERGENCE OF NEW TECHNOLOGIES AND CHANGES IN MARKET CONDITIONS WHICH WOULD MATERIALLY AND ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

    The communications industry has been characterized in recent years by rapid and significant technological changes and changes in market conditions. Competitors could introduce new or enhanced technologies with features which would render our technology obsolete or significantly less marketable. Our ability to compete successfully will depend to a large extent on our ability to respond quickly and adapt to technological changes and advances in our industry. We cannot assure you that we will be able to keep pace, or will have the financial resources to keep pace, with the technological demands of the marketplace. Please refer to the section in this prospectus entitled "--We may be materially and adversely affected by competition from larger global communications companies or the emergence of competing technologies in our current or future markets."

CERTAIN FAILURES TO ADDRESS THE YEAR 2000 PROBLEM MAY CAUSE DISRUPTIONS IN THE OPERATION OF OUR NETWORKS AND OUR SERVICES TO CUSTOMERS.

    Many computer and communications network systems, terminal devices, software products and manufacturing devices will not function properly in the year 2000 and beyond due to a once-common programming standard that represents years using two digits. This problem is often referred to as the year 2000 problem. It is possible that our and our joint venture partners' currently installed computer and communications network systems, terminal devices, software products and manufacturing devices or other information technology systems, including embedded technology, or those of our and our joint venture partners' suppliers, contractors, interconnect parties or major systems developers working either alone or in conjunction with other softwares or systems, will not properly function in the year 2000 because of the year 2000 problem. We are not directly responsible for the year 2000 readiness of many of our joint ventures and in some cases have no access to the joint ventures' management regarding these matters. Russia and the other republics of the former Soviet Union appear to be substantially behind Western countries in their year 2000 compliance and readiness. We have been unable to determine with any degree of certainty the extent to which our interconnect partners in the former Soviet Union are non-compliant because those parties have generally been reluctant to share this information. If we or our joint venture partners, or our customers, suppliers, contractors, interconnect parties and major systems developers are unable to address their year 2000 issues in a timely manner, a material adverse effect on our results of operations and financial condition could result. We and our joint venture partners are currently working to evaluate and resolve the potential impact of the year 2000 on our processing of date-sensitive information and network systems. We cannot assure you that the year 2000 problem will only have a minimal cost impact or that our joint venture partners and other companies will convert their systems on a timely basis and that their failure to do so will not have an adverse effect on our systems.

METROMEDIA COMPANY EFFECTIVELY CONTROLS METROMEDIA INTERNATIONAL GROUP AND HAS THE POWER TO INFLUENCE THE DIRECTION OF OUR OPERATIONS AND PREVENT A CHANGE OF CONTROL.

    Metromedia Company and its affiliates collectively beneficially own approximately 20% of the outstanding shares of common stock of Metromedia International Group and are our largest stockholders. They have nominated or designated a majority of the members of the board of directors. Metromedia International Group's charter and Delaware law provide that the majority of the members of the board of directors will nominate the directors for election to the board of directors. However, for the foreseeable future it is likely that directors designated or nominated by Metromedia Company will continue to constitute a majority of the members of the board of directors. As a result, Metromedia Company will likely control the direction of future operations of Metromedia International Group, including decisions regarding acquisitions and other business opportunities, the declaration of dividends and the issuance of additional shares of capital stock and other securities. This concentration of ownership may have the effect of delaying, deferring or preventing a change of control of Metromedia International Group. Our certificate of incorporation and by-laws also contain provisions which may also have the effect of delaying, deferring or preventing a change of control of Metromedia International Group.

WE COULD INCUR ENVIRONMENTAL LIABILITIES AS A RESULT OF OUR CURRENT OPERATIONS AND PAST DIVESTITURES, THE COST OF WHICH COULD MATERIALLY AFFECT OUR RESULTS OF OPERATIONS.

    We have been in operation since 1929 through our predecessors and, over the years, have operated in diverse industries, including equipment, sporting goods and furniture manufacturing, sheet metal processing and trucking. We have divested almost all of our non-communications and non-media-related operations. However, in the course of these divestitures, we have retained certain indemnification obligations for environmental cleanup matters and, in one case, a contaminated parcel at which we have undertaken cleanup activities. In other cases, particularly for operations that we divested in the past, we could incur unanticipated environmental cleanup obligations, to the extent they may exist or arise in the future, as a result of changes in legal requirements that have occurred since these divestitures or otherwise. Because some divestitures may have occurred many years ago, we cannot assure you that environmental matters will not arise in the future that could have a material adverse effect on our results of operations or financial condition.

WE OPERATE IN COUNTRIES WITH SIGNIFICANT POLITICAL, SOCIAL AND ECONOMIC UNCERTAINTIES, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR OPERATIONS IN THESE AREAS.

    We operate in countries in Eastern Europe, the republics of the former Soviet Union, China and other selected emerging markets. These countries face significant political, social and economic uncertainties which could have a material adverse effect on our operations in these areas. These uncertainties include:

    - possible internal military conflicts,

    - civil unrest fueled by economic and social crises in those countries,

    - political tensions between national and local governments which often result in the enactment of conflicting legislation at various levels and may result in political instability,

    - bureaucratic infighting between government agencies with unclear and overlapping jurisdictions,

    - high unemployment, high inflation, high foreign debt, weak currencies and the possibility of widespread bankruptcies,

    - unstable governments,

    - pervasive regulatory control of the state over the telecommunications industry (see "--Laws restricting foreign investments in the telecommunications industry could adversely affect our operations in these countries" and "--Chinese governmental authorities are causing the termination of certain of our joint ventures, which could have negative effects on our financial position and results of operations"),

    - uncertainties over whether many of the countries in which we operate will continue to receive the substantial financial assistance they have received from several foreign governments and international organizations which helps to support their economic development,

    - the failure by government entities to meet their outstanding foreign debt repayment obligations, and

    - the risk of increased support for a renewal of centralized authority and increased nationalism resulting in possible restrictions on foreign ownership and/or discrimination against foreign owned businesses. We cannot assure you that the pursuit of economic reforms by the governments of any of these countries will continue or prove to be ultimately effective, especially in the event of a change in leadership, social or political disruption or other circumstances affecting economic, political or social conditions. See "About Our Business."

WE FACE ENHANCED ECONOMIC, LEGAL AND PHYSICAL RISKS BY OPERATING ABROAD.

    We have invested substantially all of our resources in operations outside of the United States and plan to make additional international investments in the near future. We run a number of risks by investing in foreign countries including:

    - loss of revenue, property and equipment from expropriation, nationalization, war, insurrection, terrorism and other political risks (see "--Laws restricting foreign investments in the telecommunications industry could adversely affect our operations in these countries" and "Chinese governmental authorities are causing the termination of certain of our joint ventures, which could have negative effects on our financial position and results of operations"),

    - increases in taxes and governmental royalties and involuntary changes to the licenses issued by, or contracts with, foreign governments or their affiliated commercial enterprises,

    - official data published by the governments of many of the countries in which we operate is substantially less reliable than that published by Western countries,

    - changes in foreign and domestic laws and policies that govern operations of overseas-based companies,

    - amendments to, or different interpretations or implementations of, foreign tax laws and regulations that could adversely affect the profitability after tax of our joint ventures and subsidiaries,

    - criminal organizations in certain of the countries in which we operate that could threaten and intimidate our businesses. We cannot assure you that pressures from criminal organizations will not increase in the future and have a material adverse effect on our operations, and

    - high levels of corruption and non-compliance with the law exists in many of the countries in which we operate businesses. This problem significantly hurts economic growth in these countries and our ability to compete on an even basis with other parties.

    See "About Our Business."

LAWS RESTRICTING FOREIGN INVESTMENTS IN THE TELECOMMUNICATIONS INDUSTRY COULD ADVERSELY AFFECT OUR OPERATIONS IN THESE COUNTRIES.

    We may also be materially and adversely affected by laws restricting foreign investment in the field of communications. Some countries in which we operate, including the Russian Federation and China, have extensive restrictions on foreign investments in the communications field. There is no way of predicting whether additional ownership limitations will be enacted in any of these markets, or whether any of these laws, if enacted, would force us to reduce or restructure our ownership interest in any of our ventures. If additional ownership limitations are enacted in any of these markets and we are required to reduce or restructure our ownership interests in any ventures, it is unclear how this reduction or restructuring would be implemented, or what impact this reduction or restructuring would have on us or on our financial condition or results of operations.


    Current Chinese laws and regulations prohibit foreign companies and joint ventures in which they participate from providing telephony services to customers in China and generally limit the role that foreign companies or their joint ventures may play in the telecommunications industry. Since mid-1998, there has been uncertainty regarding possible significant changes in the regulation of, and policy concerning, foreign participation in and financing of the telecommunications industry in China and the continued viability of the structure that we currently use for our investments in the Chinese telecommunications industry. As described elsewhere in this prospectus, our four telecommunications joint ventures in China have recently executed definitive agreements with China Unicom setting forth terms for the termination of all cooperation projects undertaken between the joint ventures and China Unicom following China Unicom's notification to us that a department of the Chinese government had requested termination of all of our telecommunications joint ventures. See "--Chinese governmental authorities are causing the termination of certain of our joint ventures, which could have negative effects on our financial position and results of operations" and "About our business."


    The Russian Federation has periodically proposed legislation that would limit the ownership percentage that foreign companies can have in radio and television businesses and/or limit the number of radio and television businesses that any company could own in a single market. While this proposed legislation has not been enacted, it is possible that this legislation could be enacted in Russia and that other countries in Eastern Europe and the republics of the former Soviet Union may enact similar legislation which could have a material adverse effect on our business operations, financial condition of prospects.

CURRENCY CONTROL RESTRICTIONS IN OUR MARKETS MAY HAVE A NEGATIVE EFFECT ON OUR BUSINESS.

    The existence of currency control restrictions in certain of our markets may make it difficult for us to convert or repatriate our foreign earnings and adversely affect our ability to pay overhead expenses, meet our debt obligations and continue to expand our communications business. Our joint ventures often require specific licenses from the central banks of many of the countries in which they operate for certain types of foreign currency loans, leases and investments. The joint ventures' failure to obtain these currency licenses could result in the imposition of fines and penalties, significant delays in purchasing equipment and resulting difficulties in generating cash flows. The documentary requirements for obtaining the currency licenses are burdensome and we cannot assure you that the licensing entity will not impose additional, substantive requirements for the grant of a license or deny a request for a license on an arbitrary basis. Furthermore, the time typically taken by the relevant central banks to issue these licenses can be lengthy, in some cases up to one year or more.

RECENT ECONOMIC DIFFICULTIES IN THE RUSSIAN FEDERATION AND OTHER EMERGING MARKETS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR OPERATIONS IN THESE COUNTRIES.

    In 1998, a number of emerging market economies suffered significant economic and financial difficulties resulting in liquidity crises, devaluation of currencies, higher interest rates and reduced opportunities for financing. At this time, the prospects for recovery for the economies of the Russian Federation and other republics of the former Soviet Union and Eastern Europe negatively affected by the economic crisis remain unclear. The economic crises has resulted in a number of defaults by borrowers in the Russian Federation and other countries and a reduced level of financing available to investors in these countries. The devaluation of many of the currencies in the region has also negatively affected the U.S. dollar value of the revenues generated by some of our joint ventures and may lead to certain additional restrictions on the convertibility of some local currencies. We expect that these problems will negatively affect the financial performance of some of our cable television, telephony, radio broadcasting and paging ventures.

HIGH INFLATION IN OUR MARKETS MAY HAVE A NEGATIVE EFFECT ON OUR BUSINESS.

    Some of our subsidiaries and joint ventures operate in countries where the inflation rate is extremely high. Since the break-up of the Soviet Union, the economies of many of the former republics have been characterized by high rates of inflation. Inflation in Russia increased dramatically following the August 1998 financial crisis and there are increased risks of inflation in Kazakhstan. The inflation rates in Belarus have been at hyperinflationary levels for some years and as a result, the currency has essentially lost all intrinsic value.

    Our operating results will be hurt if we are unable to increase our prices enough to offset any increase in the rate of inflation, or if anti-inflationary legislation holding down prices is enacted.

FLUCTUATIONS IN CURRENCY EXCHANGE RATES IN THE COUNTRIES IN WHICH WE OPERATE COULD NEGATIVELY IMPACT OUR RESULTS OF OPERATIONS IN THESE COUNTRIES.

    The value of the currencies in the countries in which we operate tends to fluctuate, sometimes significantly. For example, during 1998 and in the early part of 1999, the value of the Russian Rouble has been under considerable economic and political pressure and has suffered significant declines against the U.S. dollar and other currencies. We currently do not hedge against exchange rate risk and therefore could be negatively impacted by declines in exchange rates between the time one of our joint ventures receives its funds in local currency and the time it distributes these funds in U.S. dollars to us.

THE TAX RISKS OF INVESTING IN THE MARKETS IN WHICH WE OPERATE CAN BE SUBSTANTIAL AND CAN MAKE EFFECTIVE TAX PLANNING DIFFICULT, WHICH WOULD MATERIALLY AFFECT OUR FINANCIAL CONDITION.

    Taxes payable by our joint ventures are substantial and we may be unable to obtain the benefits of tax treaties due to:

    - the documentary and other requirements imposed by the government authorities,

    - the unfamiliarity of those administering the tax system with the international tax treaty system of their country, or their unwillingness to recognize the treaty system, and

    - the absence of applicable tax treaties in many of the countries in which we operate.

    Our tax planning initiatives to reduce our overall tax obligations may be negated or impaired by the need to deal with these issues. Furthermore, the taxation systems in the countries in which we operate are at an early stage of development and are subject to varying interpretations, frequent changes and inconsistent and arbitrary enforcement at the federal, regional and local levels. In certain instances, new taxes and tax regulations have been given retroactive effect, which makes effective tax planning difficult.

THE COMMERCIAL AND CORPORATE LEGAL STRUCTURES ARE STILL DEVELOPING IN SOME OF OUR TARGET MARKETS WHICH CREATES UNCERTAINTIES AS TO THE PROTECTION OF OUR RIGHTS AND OPERATIONS IN THESE MARKETS.

    Commercial and corporate laws in the countries in which we operate are significantly less developed or clear than comparable laws in the United States and countries of Western Europe and are subject to frequent changes, preemption and reinterpretation by local or administrative regulations, by administrative officials and, in the case of Eastern Europe and the republics of the former Soviet Union, by new governments. There are also often inconsistencies among laws, presidential decrees and governmental and ministerial orders and resolutions, and conflicts between local, regional and national laws and regulations. In some cases, laws are imposed with retroactive force and punitive penalties. In other cases, laws go unenforced. The result has been considerable legal confusion which creates significant obstacles to creating and operating our joint ventures. We cannot assure you that the uncertainties associated with the existing and future laws and regulations in our markets will not have a material adverse effect on our ability to conduct our business and to generate profits. See "About Our Business."

    There is also significant uncertainty as to the extent to which local parties and entities, particularly government authorities, in these markets will respect contractual and other rights and also the extent to which the "rule of law" has taken hold and will be upheld in each of these countries. The courts in many of these markets often do not have the experience, resources or authority to resolve significant economic disputes and enforce their decisions and may not be insulated from political considerations and other outside pressures. We cannot assure you that the licenses held by our businesses or the contracts providing our businesses access to the airwaves or other rights or agreements essential for operations will not be significantly modified, revoked or canceled without justification. If that happens, our ability to seek legal redress may be substantially delayed or even unavailable in these cases. See "About Our Business."

RUSSIAN LAW MAY HOLD US LIABLE FOR THE DEBTS OF OUR SUBSIDIARIES, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL CONDITION.

    Generally, under the Civil Code of the Russian Federation and the Law of the Russian Federation on Joint Stock Companies, shareholders in a joint stock company are not liable for the obligations of the joint stock company, and only bear the risk of loss of their investment. However, if a parent company has the capability under its charter or by contract to direct the decision-making of a subsidiary company, the parent company will bear joint and several responsibility for transactions concluded by its subsidiary in carrying out its direction. In addition, a parent company capable of directing the actions of its subsidiary is secondarily liable for its subsidiary's debts if the subsidiary becomes insolvent or bankrupt as a result of the action or inaction of its parent. In this instance, other shareholders of the subsidiary could claim compensation for the subsidiary's losses from the parent company which caused the subsidiary to take action or fail to take action, knowing that this action or failure to take action would result in losses. It is possible that we may be deemed to be this type of parent company of some of our subsidiaries, and we could therefore be liable in some cases for the debt of these subsidiaries, which could have a material adverse effect on us.

WE OPERATE IN COUNTRIES WHERE THE LAWS MAY NOT ADEQUATELY PROTECT OUR SHAREHOLDER RIGHTS, WHICH WOULD PREVENT US FROM REALIZING FULLY THE ECONOMIC BENEFITS OF OUR INVESTMENTS IN THESE COUNTRIES.

    Shareholders have limited rights and legal protections under the laws of many of the countries in which we operate. The concept of fiduciary duties of management or directors owed to their companies is also new and is not well developed. In some cases, the officers of a company may take actions without regard to or in contravention of the directions of the shareholders or the board of directors appointed by the shareholders. In other cases, a shareholder's ownership interest may be diluted without its knowledge or approval or even erased from the shareholders' ownership registry. We cannot assure you that we could obtain legal redress as a shareholder for any such action in the court systems of these countries.

WE MAY DEFAULT UNDER OUR SNAPPER CREDIT FACILITY, WHICH COULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS STRATEGY AND RESULTS OF OPERATION.


    Recently Snapper was not in compliance with certain financial covenants under its credit facilities and, although these defaults have been waived, we cannot assure you that it will not default again under its credit facility. Any such default could materially and adversely affect Snapper, could result in a cross-default under the indenture governing our senior notes, and could materially and adversely affect our results of operations. See "--We have substantial debt which may limit our ability to borrow, restrict the use of our cash flows and constrain our business strategy and we may not be able to meet our debt obligations."


WE ARE INVOLVED IN LEGAL PROCEEDINGS, WHICH COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION.

    We are involved in several legal proceedings in connection with our investment in RDM Sports Group, Inc.

    If we are unsuccessful in defending against the allegations made in these proceedings, an award of the magnitude being sought in these legal proceedings would have a material adverse affect on our financial condition and results of operations. In addition, we cannot assure you that we will not determine that the advantages of entering into a settlement outweigh the risk and expense of protracted litigation or that ultimately we will be successful in defending against these allegations.

OUR FUTURE RESULTS OF OPERATIONS MAY BE SUBSTANTIALLY DIFFERENT FROM OUR STATEMENTS ABOUT OUR FUTURE PROSPECTS AND YOU SHOULD NOT UNDULY RELY ON THESE STATEMENTS.

    Any statements in this prospectus about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are often but not always made through the use of words or phrases like "believes," "expects," "may," "will," "should" or "anticipates" or the negative of these words or phrases or other variations on these words or phrases or comparable terminology, or by discussions of strategy that involves risks and uncertainties.

    These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These risks, uncertainties and other factors include, among others:

    - general economic and business conditions, which will, among other things, impact demand for our products and services,

    - industry capacity, which tends to increase during strong years of the business cycle,

    - changes in public taste, industry trends and demographic changes,

    - competition from other communications companies, which may affect our ability to generate revenues,

    - political, social and economic conditions and changes in laws, rules and regulations or their administration or interpretation, particularly in Eastern Europe, the former Soviet Union, China and other selected emerging markets, which may affect our results of operations,

    - timely completion of construction projects for new systems for the joint ventures in which we have invested, which may impact the costs of these projects,

    - developing legal structures in Eastern Europe, the former Soviet Union, China and other selected emerging markets, which may affect our ability to enforce our legal rights,

    - cooperation of local partners for our communications investments in Eastern Europe, the former Soviet Union, China and other selected emerging markets, which may affect our results of operations,

    - exchange rate fluctuations,

    - license renewals for our communications investments in Eastern Europe, theformer Soviet Union, China and other selected emerging markets,

    - the loss of any significant customers,

    - changes in business strategy or development plans,

    - the quality of management,

    - the availability of qualified personnel,

    - changes in or the failure to comply with government regulations, and

    - other factors referenced in this prospectus.

    Accordingly, any forward-looking statement is qualified in its entirety by reference to these risks, uncertainties and other factors and you should not place any undue reliance on them. Furthermore, any forward-looking statement speaks only as of the date on which it is made. New factors emerge from time to time and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

    Furthermore, this document constitutes a Year 2000 Readiness Disclosure Statement, and the statements in this prospectus are subject to the Year 2000 Information and Readiness Disclosure Act and we hereby claim the protection of this Act for this document and all the information contained in it.

                                USE OF PROCEEDS

    We will not receive any proceeds from the sale by the selling stockholders of any of the shares offered with this prospectus. We will pay all of the costs of this offering other than commissions, fees and discounts of underwriters, brokers, dealers and agents, if any.

                        DETERMINATION OF OFFERING PRICE

    The selling stockholders have advised us that they may sell these shares from time to time on the American Stock Exchange or such other national securities exchange or automated interdealer quotation system on which shares of our common stock are then listed, through negotiated transactions or otherwise, including private sales. They may also sell these shares, directly or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions in the market. Any of these transactions may be effected at market prices prevailing at the time of sale, at prices related to these prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers.

                               ABOUT OUR BUSINESS

GENERAL

    We are a global communications company. Through our communications group, we are engaged in the development and operation of a variety of communications businesses in Eastern Europe, the republics of the former Soviet Union, the People's Republic of China and other selected emerging markets. These businesses include telephony, cable television, paging and radio broadcasting. We also own Snapper, Inc., which manufactures premium-priced power lawnmowers, lawn tractors, garden tillers, snow throwers and related parts and accessories under the Snapper-Registered Trademark- brand.

    Our objective is to establish ourselves as a major multiple-market provider of modern communications services in Eastern Europe, the former Soviet Union and other selected emerging markets.


    As of September 30, 1999, we owned interests in and participated with partners in the management of joint ventures that had 62 operational systems. Our financial statements, at September 30, 1999, include PLD Telekom in our balance sheet, and we consolidated only the accounts and results of operations of 27 of the communications group's 62 operating joint ventures at September 30, 1999. See Notes 3 and 4 of the "Notes to Consolidated Condensed Financial Statements" in the Company's quarterly report on Form 10-Q for the fiscal quarter ended September 30, 1999, for those joint ventures recorded under the equity method and their summary financial information.



    The total combined revenues of our communications group's consolidated and unconsolidated joint ventures for the nine months ended September 30, 1999 and for the years ended December 31, 1998, 1997 and 1996 were $97.0 million, $130.1 million, $91.2 million and $57.2 million, respectively. As many of our joint ventures are not consolidated in our results of operations, our communications group reported consolidated revenues of $19.4 million and $30.2 million for the nine months ended September 30, 1999 and for the year ended December 31, 1998, respectively, or approximately 10.4% and 12.6% of our total reported revenues for the nine months ended September 30, 1999 and for the year ended December 31, 1998, respectively. We expect that this percentage will increase as our communication group's joint ventures grow their businesses.


    Recent adverse economic conditions in the Russian Federation and Eastern Europe and the uncertainties associated with the governmental policies to address these conditions could affect our cable television, paging and radio broadcasting businesses in Russia, Belarus and other emerging countries. The recent slowdown in growth in China and possible significant changes in the regulation of foreign participation in and financing of the telecommunications industry in China could affect the ability of our Chinese joint ventures to generate revenue, cash flows or net income.

    Because legal restrictions in China prohibit foreign participation in the operation or ownership in the telecommunications sector, our joint ventures in China are limited to providing financing, technical advice, consulting and other services for the construction and development of telephony networks for China United Telecommunications Incorporated, known as China Unicom, a Chinese state-owned telecommunications operator. The completed networks are operated by China Unicom. Our joint ventures were to receive payments in return from China Unicom based on the distributable cash flow generated by the networks.


    In July, 1999, Ningbo Ya Mei Telecommunications, Ltd., one of our two telecommunications joint ventures in Ningbo Municipality, China, received a letter from China Unicom stating that the supervisory department of the Chinese government had requested that China Unicom terminate the project with Ningbo Ya Mei. China Unicom subsequently informed us that the notification also applies to our other telecommunications joint venture in Ningbo Municipality. In further letters from China Unicom to our joint ventures in Ningbo and Sichuan, China Unicom stated its intention to terminate all cooperation contracts with sino-sino-foreign joint ventures in China, including those with our Ningbo and Sichuan joint ventures, pursuant to an August 30, 1999 mandate from the Chinese Ministry of Information Industry.

Following these notices, China Unicom ceased further performance of its cooperation agreements with our joint ventures.



    In December 1999, our four telecommunications joint ventures in China executed definitive agreements with China Unicom setting forth terms for the termination of all cooperation projects undertaken between the joint ventures and China Unicom. Under the terms of the termination agreements, our joint ventures will immediately receive RMB 807.5 million in cash and are entitled to receive an additional RMB 50 million in cash after completion of certain conditions. These amounts represent full and final payment for settlement of all matters pertaining to the termination of China Unicom's cooperation projects with the joint ventures. As part of the termination settlement, China Unicom will unconditionally own any assets pertaining to the cooperation projects in which the joint ventures held an interest. In the termination agreements, China Unicom, the joint ventures and the joint ventures' shareholders waived all of their respective rights associated with the contracts underlying the cooperation projects now being terminated.



    We anticipate that Metromedia China Corporation, our 58% owned subsidiary and holder of the interests in the joint ventures, will ultimately receive approximately US$90 million in loan repayment (at current exchange rates) and other distributions after the termination of the joint ventures' cooperative projects, and anticipate causing the dissolution and liquidation of the four joint ventures in accordance with the terms of their respective joint venture contracts. We cannot currently determine the ultimate amount and time of payments that we will receive from Metromedia China Corporation after termination of the joint ventures' cooperation with China Unicom. In addition, we make no assurances that we or Metromedia China Corporation will be able to convert or repatriate in full any amount received as a result of the settlement with China Unicom or the dissolution of the joint ventures. See "Risk Factors--Currency control restrictions in our markets may have a negative effect on our business."



    Effective July 1, 1999 each of our four joint ventures stopped accounting for cash distributions receivable from China Unicom under terms of the cooperation project contracts and for amortization of their investment in the cooperation projects. In addition, we recorded a non-cash impairment charge of US$50.9 million for the write-off of goodwill in our third quarter results. We do not currently anticipate any need to record a further non-cash impairment charge in our year-end results as a result of the final settlement with China Unicom.



    Our Metromedia China Corporation subsidiary has interests in another joint venture in China, Huaxia Metromedia Information Technology Co., Ltd, that is not engaged in any cooperation with China Unicom and is not affected by the China Unicom project termination agreements. We intend to continue active development of this joint venture as well as to pursue additional joint ventures and other business opportunities in China's information industry sector. See "Risk Factors."


    We owned Snapper before the shift in our business focus to a global communications company. Accordingly, we view Snapper as a non-core asset and manage Snapper in order to maximize stockholder value. Snapper manufactures Snapper brand power lawn and garden equipment for sale to both residential and commercial customers. The residential equipment includes self-propelled and push-type walk-behind lawnmowers, rear-engine riding lawnmowers, garden tractors, zero-turn radius lawn equipment, garden tillers, snow throwers, and related parts and accessories. The commercial mowing equipment includes commercial quality self-propelled walk-behind lawnmowers, and wide-area and front-mount zero-turn radius lawn equipment.

    Snapper products are premium-priced, generally selling at retail from $300 to $10,500. Snapper sells to and supports directly an approximately 5,000-dealer network for the distribution of its products. Snapper also sells its products through foreign distributors.

    A large percentage of the residential and commercial sales of lawn and garden equipment are made during a 17-week period from early spring to mid-summer. Although some sales are made to the dealers and distributors prior and subsequent to this period, the largest volume of sales is made during this time. The majority of revenues during the late fall and winter periods are related to snow thrower shipments. Snapper has an agreement with a financial institution which makes floor-plan financing for Snapper products available to dealers. If there is a default by a dealer, Snapper is obligated to repurchase any new and unused equipment recovered from the dealership. At December 31, 1998, there was approximately $96.4 million outstanding under this floor-plan financing arrangement. We have guaranteed Snapper's payment obligations under this arrangement.

    Snapper also makes available, through General Electric Credit Corporation, a retail customer revolving credit plan. This credit plan allows consumers to pay for Snapper products over time. Consumers also receive Snapper credit cards which can be used to purchase additional Snapper products.

    Snapper manufactures its products in McDonough, Georgia, at facilities totaling approximately 1.0 million square feet. Excluding engines, transmission and tires, Snapper manufactures a substantial portion of the component parts for its products. Most of the parts and material for Snapper's products are commercially available from a number of sources.

    For the year ended December 31, 1998, Snapper reported revenues of $210.0 million, or approximately 87.4% of our total consolidated revenues for the year ended December 31, 1998. We expect that this percentage will decrease as the communications group's consolidated joint ventures grow their businesses.


    On September 23, 1999, we agreed to settle our outstanding litigation with the plaintiffs in SIDNEY H. SAPSOWITZ AND SID SAPSOWITZ & ASSOCIATES, INC. V. JOHN W. KLUGE, STUART SUBOTNICK, METROMEDIA INTERNATIONAL GROUP, INC., ORION PICTURES CORPORATION, LEONARD WHITE ET AL. described in greater detail in our Annual Report on Form 10-K/A for the fiscal year ended December 31, 1998 incorporated by reference in this prospectus. On September 23, 1999, the jury in this litigation returned a verdict of $4.5 million in compensatory damages and $3.4 million in other damages against us. Before the conclusion of the proceedings relating to punitive damages, we agreed to a settlement with the plaintiffs. Under the terms of the settlement, we paid $5 million on September 30, 1999 and will be obligated to pay an additional $5 million on September 30, 2000 and an additional $4 million on September 30, 2001. This settlement fully resolves all litigation among us and the other parties in this litigation. We recorded a $12.8 million charge against discontinued operations in our third quarter results of operation as a result of this settlement.



    We are reorganizing our core communications unit, Metromedia International Telecommunications, Inc. following the completion of our merger with PLD Telekom. As part of the reorganization, we plan to close several offices of Metromedia International Telecommunications and PLD Telekom before the end of the year and expect to significantly reduce our overhead costs, but we expect to incur costs in connection with the reorganization. We cannot assure you that we will be able to successfully operate our businesses with significantly reduced corporate overhead.


ABOUT OUR MERGER WITH PLD TELEKOM

    On September 30, 1999, we completed a merger with PLD Telekom, a Delaware corporation. In the merger, PLD Telekom became one of our wholly owned subsidiaries. In connection with this merger, each share of common stock of PLD Telekom held by the selling stockholders was exchanged for shares of our common stock that are offered with this prospectus.

    PLD Telekom, through its operating subsidiaries, is a major provider of local, long distance and international telecommunications services in the Russian Federation, Kazakhstan and Belarus.

    PLD Telekom's objective is to be a leading participant in the targeted development of telecommunications infrastructure, products and services in the emerging markets of the Russian Federation and other countries of the former Soviet Union.

    Its five principal operating businesses are:

    - PeterStar Company Limited: a provider of integrated local, long distance and international telecommunications services in St. Petersburg through a fully digital fiber optic network;

    - Technocom Limited: a provider, through Teleport-TP, of dedicated international telecommunications services to Russian and foreign businesses in Moscow and an operator of a satellite-based pan-Russian long distance network;

    - Baltic Communications Limited: a provider of dedicated international telecommunications services in St. Petersburg;

    - ALTEL (formerly BECET International): a provider of a national cellular service in Kazakhstan; and

    - Belarus-Netherlands Belcel Joint Venture: a provider of the only national cellular service in Belarus.

    In addition, PLD Telekom is developing a portfolio of international long distance products and services under the name "PLDncompass" targeted at carriers and corporate customers in the United States, the United Kingdom and Europe which require telecommunications services to and from the countries of the former Soviet Union.

    The fostering of existing, and the creation of new, partnerships with local and regional partners is crucial to the long-term success of PLD Telekom in this environment. In its operating businesses, PLD Telekom's partners include:

    - Petersburg Telephone Network: the local telephone system operator in St. Petersburg.

    - St. Petersburg Intercity & International Telephone: the gateway for national and international long distance calls to and from St. Petersburg. Together with Petersburg Telephone Network, it holds an indirect 14% interest in PeterStar Company Limited.

    - Kazakhtelekom: the state-owned national telecommunications operator in Kazakhstan and the holder of a 50% interest in ALTEL.

    - AO Rostelecom: the primary long distance and international carrier in the Russian Federation and a 44% stockholder in Teleport-TP.

    Recent adverse economic conditions in the Russian Federation and Eastern Europe and the uncertainties associated with the governmental policies to address these conditions could affect PLD Telekom's businesses in Russia, Belarus and other countries of the former Soviet Union. See "Risk Factors."

    In the merger, each share of common stock of PLD Telekom was exchanged for .6353 shares of our common stock. Each share of preferred stock of PLD Telekom was redeemed for cash at a redemption price of Cdn. $1.00 per share. Each outstanding option and warrant to acquire shares of PLD Telekom was converted into options and warrants to purchase a number of our shares of common stock determined based on the exchange ratio described above.

    In connection with the completion of our merger with PLD Telekom, the holders of $123,000,000 in principal amount of PLD Telekom's 14% senior discount notes due 2004 and the holders of $25,000,000 in principal amount of PLD Telekom's 9% convertible subordinated notes due 2006 exchanged their notes and all accrued but unpaid interest on these notes through the date of the merger for an aggregate of $163,084,182 in accreted value or $210,631,000 in principal amount at maturity, of our 10 1/2% senior discount notes due 2007.

    Also in connection with the completion of our merger with PLD Telekom, PLD Telekom repaid The Travelers Insurance Company and The Travelers Indemnity Company $8.5 million of amounts due under their revolving credit and warrant agreement dated November 26, 1997 with PLD Telekom. PLD Telekom has agreed to repay Travelers the remaining $4.92 million due under this agreement on August 30, 2000. At the closing of the merger, Travelers was issued 100,000 shares of PLD Telekom common stock that were converted into shares of our common stock at the exchange ratio described above in the merger. Travelers was also issued 10-year warrants to purchase 700,000 shares of our common stock with an exercise price to be determined in December 2000 between $10.00 and $15.00 per share. However, if the amount outstanding has not been fully repaid by August 30, 2000, then the exercise price of the warrants will be reset to $.01. Travelers will maintain its existing security interests in certain PLD Telekom assets and its debt will be guaranteed by us and three of PLD Telekom's subsidiaries.

    Also in connection with our merger with PLD Telekom, PLD Telekom purchased all of the shares of Technocom Limited from its existing minority shareholders for an aggregate purchase price of $12.6 million. Technocom Limited is now wholly owned by PLD Telekom.

                              SELLING STOCKHOLDERS

    Before the completion of our merger with PLD Telekom, the selling stockholders beneficially owned approximately 38% of the outstanding voting stock of PLD Telekom. Pursuant to our agreement to merge with PLD Telekom, all of the shares of PLD Telekom common stock held by the selling stockholders were be converted into shares of our common stock. As of September 30, 1999, the selling stockholders beneficially owned approximately 9,136,744 shares of our common stock or approximately 9.8% of our outstanding voting stock. All of their shares are covered by this prospectus.

    In connection with our agreement to merge with PLD Telekom, the selling stockholders agreed to vote in favor of the merger and against any competing proposal. As a result, we have agreed to put in place and have declared effective no later than six months after the merger is consummated the shelf registration statement of which this prospectus is a part for the shares of our common stock that the selling stockholders received in the merger in exchange for their shares of PLD Telekom common stock.

    Metromedia Company, which with its partners is our largest stockholder, has agreed to grant the selling stockholders tag-along rights on sales by Metromedia Company of our common stock. So long as the selling stockholders own more than 5% of our outstanding common stock, each time Metromedia Company and its partners sell any shares of our common stock, the selling stockholders will have the right to sell a proportionate amount of their shares of our common stock to the buyer of the shares sold by Metromedia Company.

    In addition, before the completion of the merger, the selling stockholders had the right to nominate four directors to PLD Telekom's board of directors. However, I. Martin Pompadur, an officer of News America Incorporated, was the sole nominee of the selling stockholders on PLD Telekom's board of directors at that time. In connection with the merger, we expanded the size of our board of directors from nine to eleven members and permitted the selling stockholders to designate a nominee, I. Martin Pompadur, to fill one of the newly-created vacancies.

    Also in connection with the merger, the selling stockholders agreed not to convert their outstanding loans to PLD Telekom into shares of common stock of PLD Telekom before the closing of the merger. At the closing, all principal ($6.45 million outstanding as of the date of the merger) and accrued interest, payable at a reduced 10% interest rate, were paid in full and the selling stockholders were also released from their obligations under $3.1 million of guarantees made on behalf of PLD Telekom to The Travelers Insurance Company and The Travelers Indemnity Company.

                              PLAN OF DISTRIBUTION

    The shares may be sold from time to time by the selling stockholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on the American Stock Exchange or the Pacific Stock Exchange or such other national securities exchange or automated interdealer quotation system on which our shares of common stock are then listed, through negotiated transactions or otherwise at prices and at terms then prevailing or at prices related to the then current market price or in negotiated transactions. The shares may be sold pursuant to one or more of the following:

    - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

    - purchases by an underwriter, a broker or a dealer as principal and resale by such underwriter, broker or dealer for its account pursuant to this prospectus;

    - a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

    - an exchange distribution in accordance with the rules of such exchange;

    - through the writing of options on the shares; and

    - directly or through brokers or agents in private sales at negotiated prices.

    If necessary, we may file with the Securities and Exchange Commission a supplemental prospectus which describes the method of sale in greater detail pursuant to Rule 424(c) under the Securities Act of 1933 under certain circumstances. In effecting sales, underwriters, brokers or dealers engaged by the selling stockholders and/or purchasers of the shares may arrange for other underwriters, brokers or dealers to participate. Underwriters, brokers or dealers will receive commissions, concessions or discounts from the selling stockholders and/or the purchasers of the shares in amounts to be negotiated prior to the sale. In addition, any shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this prospectus.

    We will bear all expenses in connection with the registration, offering and sale of the shares, other than commissions, fees and discounts of underwriters, brokers or dealers and fees and expenses of counsel or other advisors to the selling stockholders. We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act of 1933.

    The selling stockholders and any underwriter, broker or dealer who acts in connection with the sale of the shares with this prospectus may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, and any compensation received by them and any profit on any resale of the shares as principals might be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

                                 LEGAL MATTERS

    The validity of the shares of our common stock offered hereby and certain other legal matters in connection with this offering will be passed upon on our behalf by Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York.

                                    EXPERTS

    The consolidated financial statements of Metromedia International
Group, Inc. and its subsidiaries at December 31, 1998 and 1997 and for each of the years in the three-year period ended December 31, 1998, have been audited by KPMG LLP, independent certified public accountants, as set forth in their report with respect to these consolidated financial statements. These consolidated financial statements are included in our annual report on Form 10-K/A for the year ended December 31, 1998, and are incorporated by reference in this prospectus in reliance upon the report given and upon the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements of PLD Telekom Inc. and subsidiaries as of December 31, 1998 and 1997 and for the years then ended, have been audited by KPMG LLP, independent certified public accountants, as set forth in their report with respect to these consolidated financial statements. The report of KPMG LLP covering the December 31, 1998 consolidated financial statements contains an explanatory paragraph that states that PLD Telekom Inc.'s recurring losses, working capital deficiency, and lack of sufficient funds to meet its current debt obligations raise substantial doubt about the entity's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty. These consolidated financial statements are included in PLD Telekom Inc.'s annual report on Form 10-K/A for the year ended December 31, 1998, and are incorporated by reference in this prospectus in reliance upon the report given and upon the authority of said firm as experts in accounting and auditing.

    The consolidated statements of operations, shareholders' equity and cash flows of PLD Telekom Inc. and subsidiaries for the year ended December 31, 1996, have been audited by KPMG LLP, chartered accountants, as set forth in their report with respect to these consolidated financial statements. These consolidated financial statements are included in PLD Telekom Inc.'s annual report on Form 10-K/A for the year ended December 31, 1998, and are incorporated by reference in this prospectus in reliance upon the report given and upon the authority of said firm as experts in accounting and auditing.

    The financial statements of PLD Capital Asset (U.S.) Inc. as of
December 31, 1998 and for the year then ended, have been audited by KPMG LLP, independent certified public accountants, as set forth in their report with respect to these financial statements. The report of KPMG LLP covering the December 31, 1998 financial statements contains an explanatory paragraph that states that PLD Capital Asset (U.S.) Inc.'s parent, PLD Telekom Inc., does not presently have sufficient funds on hand to meet its current debt obligations. PLD Telekom Inc.'s failure to make payment in full when required could result in a cross-default under and acceleration of other debt obligations for which PLD Capital Asset (U.S.) Inc. is a guarantor. These factors raise substantial doubt about the entity's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty. These financial statements are included in PLD Telekom Inc.'s annual report on Form 10-K/A for the year ended December 31, 1998, and are incorporated by reference in this prospectus in reliance upon the report given and upon the authority of said firm as experts in accounting and auditing.

    The financial statements of Baltic Communications Limited as of December 31, 1998 and 1997 and for the years ended December 31, 1998 and 1997 and the nine months ended December 31, 1996, have been audited by KPMG, independent auditors, as set forth in their report with respect to these financial statements. The report of KPMG covering the December 31, 1998 financial statements contains an explanatory paragraph that states that Baltic Communications Limited's parent, PLD Telekom Inc., does not presently have sufficient funds on hand to meet its current debt obligations. Baltic Communications Limited is a guarantor of such obligations. PLD Telekom Inc.'s failure to make payments in full when required could result in a claim being made against Baltic Communications Limited under its guaranty and a cross-default under and acceleration of other debt obligations for which Baltic Communications Limited is also a guarantor. These factors raise substantial doubt about the entity's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty. These financial statements are included in PLD Telekom Inc.'s annual report on Form 10-K/A for the year ended December 31, 1998, and are incorporated by reference in this prospectus in reliance upon the report given and upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements of NWE Capital (Cyprus) Ltd. and subsidiaries as of December 31, 1998 and 1997 and for each of the years in the three-year period ended December 31, 1998, have been audited by KPMG, independent auditors, as set forth in their report with respect to these consolidated financial statements. The report of KPMG covering the December 31, 1998 consolidated financial statements contains an explanatory paragraph that states that NWE Capital (Cyprus) Ltd.'s parent, PLD Telekom Inc., does not presently have sufficient funds on hand to meet its current debt obligations. PLD Telekom Inc.'s failure to make payments in full when required could result in a cross default under and acceleration of other debt obligations for which NWE Capital (Cyprus) Ltd. is a guarantor. These factors raise substantial doubt about the entity's ability to continue as a going concern. These consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty. These consolidated financial statements are included in PLD Telekom Inc.'s annual report on Form 10-K/A for the year ended December 31, 1998, and are incorporated by reference in this prospectus in reliance upon the report given and upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements of Technocom Limited and subsidiaries as of December 31, 1998 and 1997 and for each of the years in the three-year period ended December 31, 1998, have been audited by KPMG, chartered accountants, as set forth in their report with respect to these consolidated financial statements. The report of KPMG covering the December 31, 1998 consolidated financial statements contains an explanatory paragraph that states that Technocom Limited's recurring losses, working capital deficiency and lack of sufficient funds on hand to meet its current obligations raise substantial doubt about the entity's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty. These consolidated financial statements are included in PLD Telekom Inc.'s annual report on Form 10-K/A for the year ended December 31, 1998, and are incorporated by reference in this prospectus in reliance upon the report given and upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements of Wireless Technology Corporations Limited and subsidiary as of December 31, 1998 and 1997 and for each of the years in the three-year period ended December 31, 1998, have been audited by KPMG, independent auditors, as set forth in their report with respect to these consolidated financial statements. The reports of KPMG covering the December 31, 1998 consolidated financial statements contains an explanatory paragraph that states that Wireless Technology Corporation Limited's parent, PLD Telekom Inc., does not presently have sufficient funds on hand to meet its current debt obligations. Wireless Technology Corporation Limited is a guarantor of such obligations. PLD Telekom Inc.'s failure to make payment in full when required could result in a claim being made against Wireless Technology Corporations Limited under its guaranty and a cross-default under and acceleration of other debt obligations for which Wireless Technology Corporations Limited is also a guarantor. These factors raise substantial doubt about the entity's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty. These consolidated financial statements are included in PLD Telekom Inc.'s annual report on Form 10-K/A for the year ended December 31, 1998, and are incorporated by reference in this prospectus in reliance upon the report given and upon the authority of said firm as experts in accounting and auditing.

    The financial statements of PLD Asset Leasing Limited as of December 31, 1997 and 1996 and for each of the years in the two-year period ended
December 31, 1997 have been audited by Moore Stephens, chartered accountants, as set forth in their report with respect to these financial statements. These financial statements are included in PLD Telekom Inc.'s annual report on Form 10-K/A for the year ended December 31, 1998, and are incorporated by reference in this prospectus in reliance upon the report given and upon the authority of said firm as experts in accounting and auditing.

                      METROMEDIA INTERNATIONAL GROUP, INC.

                            ------------------------

                                   PROSPECTUS
                                       , 1999

                            ------------------------

No person has been authorized to give any information or to make any representation other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy these securities in any circumstances in which this offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Metromedia International Group since the date of this prospectus or that the information contained in this prospectus is correct as of any time subsequent to its date.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission registration fee.........  $10,954
AMEX Additional listing fee.................................   17,500
Accountant's fees and expenses..............................    5,000
Legal fees and expenses.....................................   25,000
Miscellaneous...............................................    1,000
                                                              -------
    Total...................................................  $59,454
                                                              =======

    The foregoing items, except for the Securities and Exchange Commission registration fee, are estimated. We will pay all of the above expenses. The selling stockholders will pay their own expenses, including expenses of their own counsel, broker or dealer fees, commissions, discounts and expenses, and all transfer and other taxes on the sale of the shares.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145(a) of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe the person's conduct was unlawful.

    Section 145(b) of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities described above, against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of this action or suit if the person acted under similar standards as those described above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, this person is fairly and reasonably entitled to be indemnified for these expenses which the court shall deem proper.

    Section 145 of the Delaware General Corporation Law further provides that to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue, or matter therein, this person must be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by this person in connection therewith. Section 145 also provides that this indemnification shall not be deemed exclusive of any other rights to which the party seeking indemnification may be entitled and that the corporation may purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation or, at the corporation's request, as such in another corporation, partnership, trust or other enterprise against any liability asserted against this person or incurred by this person in any such capacity or arising out of this person's status as such whether or not the corporation would have the power to indemnify this person against these liabilities under Section 145 of the Delaware General Corporation Law.

    Section 102(b)(7) of the Delaware General Corporation Law provides that a corporation in its certificate of incorporation may eliminate or limit personal liability of members of its board of directors or governing body to the corporation or its stockholders for monetary damages for breach of a director's fiduciary duty. However, no such provision may eliminate or limit the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, unlawfully paying a dividend or approving a stock repurchase which was illegal, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty.

    In accordance with Section 145 of the Delaware General Corporation Law, our restated certificate of incorporation provides that we will indemnify our officers and directors against, among other things, any and all judgments, fines, penalties, amounts paid in settlements and expenses paid or incurred by virtue of the fact that this officer or director was acting in that capacity to the extent not prohibited by law. In addition, as permitted by
Section 102(b)(7) of the Delaware General Corporation Law, our restated certificate of incorporation contains a provision limiting the personal liability of our directors for violations of their fiduciary duties to the fullest extent permitted by the Delaware General Corporation Law. The general effect of this provision is to eliminate a director's personal liability for monetary damages for actions involving a breach of his or her fiduciary duty of care, including any action involving gross negligence. Also, in accordance with the Delaware General Corporation Law and pursuant to our restated certificate of incorporation, we are authorized to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Metromedia International Group, is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against this person and incurred by this person in that capacity, or arising out of this person's status as such, whether or not we would have the power to indemnify this person against liability under the Delaware General Corporation law.

    We have entered into agreements with certain of our directors and officers which require us to indemnify each of our directors and officers against, and to advance expenses incurred by each of them in the defense of, any claim arising out of their employment to the fullest extent permitted under law. These indemnification agreements also provide, among other things, for
(1) advancement by Metromedia International Group of expenses incurred by the director or officer in defending certain litigation, (2) the appointment of an independent legal counsel to determine whether the director or officer is entitled to indemnity and (3) the continued maintenance by Metromedia International Group of directors' and officers' liability insurance providing each director or officer who is a party to any such agreement with $5 million of primary coverage and an excess policy providing $5 million of additional coverage. These indemnification agreements were approved by our stockholders at their 1993 annual meeting.

    We are a party to a management agreement with Metromedia Company dated November 1, 1995 pursuant to which Metromedia Company provides us with management services, including legal, insurance, payroll and financial accounting systems and cash management, tax and benefit plans in return for a management fee. We are also obligated to reimburse Metromedia Company for all its out-of-pocket costs and expenses incurred and advances paid by Metromedia Company in connection with the agreement. We have also agreed to indemnify and hold harmless Metromedia Company from and against any and all damages, liabilities, losses, claims, actions, suits, proceedings, fees, costs or expenses (including reasonable attorneys' fees and other costs and expenses to any suit, proceeding or investigation of any kind) imposed on, incurred by or asserted against Metromedia Company in connection with the management agreement.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBIT NO.                               DESCRIPTION OF EXHIBITS
-----------                               -----------------------
  2.1**                 Agreement and Plan of Merger, dated as of May 18, 1999, by and among Metromedia International Group, Moscow
                        Communications, Inc. and PLD Telekom Inc. (incorporated by reference from Metromedia International Group's current
                        report on Form 8-K filed with the Securities and Exchange
                        Commission for the event dated May 18, 1999).

  2.3** Amended and Restated Agreement and Plan of Merger dated as of September 27, 1995 by and among The Actava Group Inc.,
                        Orion Pictures Corporation, MCEG Sterling Incorporated,
                        Metromedia International Telecommunications, Inc., OPG
                        Merger Corp. and MITI Merger Corp. and exhibits thereto
                        (incorporated by reference from Metromedia International
                        Group's current report on Form 8-K for the event occurring on September 27, 1995).

  2.5**                 Agreement and Plan of Merger dated as of January 31, 1996 by and among Metromedia International Group, Inc., The Samuel
                        Goldwyn Company and SGC Merger Corp. and exhibits thereto
                        (incorporated by reference from Metromedia International
                        Group's current report on Form 8-K for the event dated
                        January 31, 1996).

  3.1**                 Restated Certificate of Incorporation of Metromedia
                        International Group, Inc. (incorporated by reference from
                        Metromedia International Group's Registration Statement on
                        Form S-3 (Registration No. 33-63853)).

  3.2**                 By-laws of Metromedia International Group, Inc.
                        (incorporated by reference from Metromedia International
                        Group's Registration Statement on Form S-3 (Registration
                        No. 33-63853)).

  3.3**                 Certificate of Amendment to the Restated Certificate of
                        Incorporation of Metromedia International Group, Inc.
                        (incorporated by reference from Metromedia International
                        Group's Schedule 14A, dated August 6, 1996, for the annual meeting of stockholders dated August 29, 1996).

  4.1**                 Form of Common Stock Certificate for Metromedia
                        International Group, Inc. (incorporated by reference from
                        Metromedia International Group's Registration Statement on
                        Form S-4 (Registration No. 333-86203)).

  4.2**                 Form of Indenture for the 10 1/2% Senior Discount Notes due
                        2007 of Metromedia International Group, between Metromedia
                        International Group and U.S. Bank Trust National Association
                        as Trustee (incorporated by reference from Metromedia
                        International Group's Registration Statement on Form S-4
                        (Registration No. 333-79325)).

  5.1** Opinion of Paul, Weiss, Rifkind, Wharton & Garrison regarding the legality of the securities being offered.

 10.1**                 1982 Stock Option Plan of The Actava Group Inc.
                        (incorporated by reference from Metromedia International
                        Group's proxy statement dated March 31, 1982).

 10.2**                 1989 Stock Option Plan of The Actava Group Inc.
                        (incorporated by reference from Metromedia International
                        Group's proxy statement dated March 31, 1989).

 10.3**                 1969 Restricted Stock Plan of The Actava Group Inc.
                        (incorporated by reference from Metromedia International
                        Group's Annual Report on Form 10-K for the year ended
                        December 31, 1990).

EXHIBIT NO.                               DESCRIPTION OF EXHIBITS
-----------                               -----------------------
 10.4**                 1991 Non-Employee Director Stock Option Plan (incorporated by reference from Metromedia International Group's Annual
                        Report on Form 10-K for the year ended December 31, 1991).

 10.5**                 Amendment to 1991 Non-Employee Director Stock Option Plan
                        (incorporated by reference from Metromedia International
                        Group's Annual Report on Form 10-K for the year ended
                        December 31, 1992).

 10.6**                 Snapper Power Equipment Profit Sharing Plan (incorporated by reference from Metromedia International Group's Annual
                        Report on Form 10-K for the year ended December 31, 1987).

 10.7**                 Retirement Plan executed November 1, 1990, as amended
                        effective January 1, 1989 (incorporated by reference from
                        Metromedia International Group's Annual Report on Form 10-K
                        for the year ended December 31, 1990).

 10.8**                 Supplemental Retirement Plan of The Actava Group Inc.
                        (incorporated by reference from Metromedia International
                        Group's Annual Report on Form 10-K for the year ended
                        December 31, 1983).

 10.9**                 Supplemental Executive Medical Reimbursement Plan
                        (incorporated by reference from Metromedia International
                        Group's Annual Report on Form 10-K for the year ended
                        December 31, 1990).

 10.10**                Amendment to Supplemental Retirement Plan of The Actava
                        Group Inc., effective April 1, 1992 (incorporated by reference from Metromedia International Group's Annual
                        Report on Form 10-K for the year ended December 31, 1991).

 10.11**                1992 Officer and Director Stock Purchase Plan (incorporated by reference from Metromedia International Group's Annual
                        Report on Form 10-K for the year ended December 31, 1991).

 10.12** Form of Restricted Purchase Agreement between certain officers of The Actava Group Inc. and The Actava
                        Group Inc. (incorporated by reference from Metromedia
                        International Group's Annual Report on Form 10-K for the year ended December 31, 1991).

 10.14**                Form of Indemnification Agreement between Actava and certain of its directors and executive officers (incorporated by
                        reference from Metromedia International Group's Annual
                        Report on Form 10-K for the year ended December 31, 1993).

 10.21**                Environmental Indemnity Agreement dated as of December 6,
                        1994 between The Actava Group Inc. and Roadmaster
                        (incorporated by reference from Metromedia International
                        Groups Annual Report on Form 10-K for the year ended
                        December 31, 1994).

 10.37**                Management Agreement dated November 1, 1995 between
                        Metromedia Company and Metromedia International Group, Inc.
                        (incorporated by reference from Metromedia International
                        Group's Annual Report on Form 10-K for the year ended
                        December 31, 1995).

 10.38**                The Metromedia International Group, Inc. 1996 Incentive
                        Stock Plan (incorporated by reference from Metromedia
                        International Group's Proxy Statement dated August 6, 1996).

 10.39**                License Agreement dated November 1, 1995 between Metromedia
                        Company and Metromedia International Group, Inc.
                        (incorporated by reference from Metromedia International
                        Group's Annual Report on Form 10-K for the year ended
                        December 31, 1995).

EXHIBIT NO.                               DESCRIPTION OF EXHIBITS
-----------                               -----------------------
 10.41**                Metromedia International Telecommunications, Inc. 1994 Stock
                        Plan (incorporated by reference from Metromedia
                        International Group's Quarterly Report on Form 10-Q for the
                        quarter ended March 31, 1996).

 10.45**                Loan and Security Agreement, dated November 11, 1998 among
                        Snapper, Inc., the lenders named therein and Fleet Capital
                        Corporation, as agent (incorporated by reference from Metromedia International Group's Quarterly Report on
                        Form 10-Q for the quarter ended September 30, 1998).

 10.46**                Limited Guaranty Agreement dated November 11, 1998 by
                        Metromedia International Group, Inc. in favor of Fleet
                        Capital Corporation (incorporated by reference from
                        Metromedia International Group's Annual Report on Form 10-K
                        for the year ended December 31, 1998).

 10.47** Amendment No. 1 to License Agreement dated June 13, 1996 between Metromedia Company and Metromedia International
                        Group, Inc. (incorporated by reference from Metromedia
                        International Group's Annual Report on Form 10-K for the year ended December 31, 1996).

 10.48**                Amendment No. 1 to Management Agreement dated as of
                        January 1, 1997 between Metromedia Company and Metromedia
                        International Group, Inc. (incorporated by reference from
                        Metromedia International Group's Annual Report on Form 10-K
                        for the year ended December 31, 1996).

 10.49**                Amended and Restated Agreement and Plan of Merger, dated as of May 17, 1996 between Metromedia International
                        Group, Inc., MPCA Merger Corp. and Bradley Krevoy and Steven
                        Stabler and Motion Picture Corporation of America
                        (incorporated by reference from Metromedia International
                        Group's Annual Report on Form 10-K for the year ended
                        December 31, 1996).

 10.50**                Asset Purchase Agreement dated as of December 17, 1997
                        (incorporated by reference from Metromedia International
                        Group's Annual Report on Form 10-K for the year ended
                        December 31, 1997).

 10.51** Voting Agreement, dated as of May 18, 1999, by and among Metromedia International Group, News America Incorporated,
                        News PLD LLC and Metromedia Company (incorporated by reference from Metromedia International Group's Current
                        Report on Form 8-K for the event dated May 18, 1999).

 10.52** Registration Rights Agreement, dated as of May 18, 1999, among Metromedia International Group, News America
                        Incorporated and News PLD LLC (incorporated by reference from Metromedia International Group's Current Report on
                        Form 8-K for the event dated May 18, 1999).

 10.53**                Agreement to Consent and Exchange, dated as of May 18, 1999, by and among Metromedia International Group, PLD
                        Telekom Inc. and certain note holders named therein
                        (incorporated by reference from Metromedia International
                        Group's Current Report on Form 8-K for the event dated
                        May 18, 1999).

 10.54**                Letter Agreement, dated as of May 18, 1999, by and among
                        Metromedia International Group, The Travelers Insurance
                        Company and The Travelers Indemnity Company (incorporated by reference from Metromedia International Group's Current
                        Report on Form 8-K for the event dated May 18, 1999).

 10.55**                Letter Agreement, dated as of May 18, 1999, between
                        Metromedia International Group and News America Incorporated
                        (incorporated by reference from Metromedia International
                        Group's Current Report on Form 8-K for the event dated
                        May 18, 1999).

EXHIBIT NO.                               DESCRIPTION OF EXHIBITS
-----------                               -----------------------
 10.56**                Modification Agreement, dated as of May 18, 1999, among PLD
                        Telekom, Metromedia International Group, Technocom Limited,
                        Plicom Limited, Elite International Limited, Mark Klabin and
                        Boris Antoniuk (incorporated by reference from Metromedia
                        International Group's Current Report on Form 8-K for the
                        event dated May 18, 1999).

 10.57**                Modification Agreement, dated as of May 18, 1999, among PLD
                        Telekom, Metromedia International Group, Technocom Limited,
                        Elite International Limited and Boris Antoniuk (incorporated by reference from Metromedia International Group's Current
                        Report on Form 8-K for the event dated May 18, 1999).

 10.58**                Bridge Loan Agreement, dated as of May 18, 1999, between PLD
                        Telekom Inc. and Metromedia International Group
                        (incorporated by reference from Metromedia International
                        Group's Current Report on Form 8-K for the event dated
                        May 18, 1999).

 10.59**                Pledge Agreement, dated as of May 18, 1999, between
                        Metromedia International Group and PLD Telekom Inc.
                        (incorporated by reference from Metromedia International
                        Group's Current Report on Form 8-K for the event dated
                        May 18, 1999).

 21.1**                 List of Subsidiaries of Metromedia International
                        Group, Inc.

 23.1*                  Consent of KPMG LLP.

 23.2*                  Consent of KPMG LLP.

 23.3*                  Consent of KPMG LLP.

 23.4*                  Consent of KPMG LLP.

 23.5*                  Consent of KPMG.

 23.6*                  Consent of KPMG.

 23.7*                  Consent of KPMG.

 23.8*                  Consent of KPMG.

 23.9*                  Consent of Moore Stephens.

 23.10**                Consent of Paul, Weiss, Rifkind, Wharton & Garrison
                        (included in the opinion filed as Exhibit 5.1 to this Registration Statement).

 24.1** Power of Attorney (included on the signature page of this Registration Statement).

------------------------

  * Filed herewith

 ** Previously Filed

    (b)  Financial Data Schedules


    Schedule II, Condensed financial information of the registrant, and
Schedule V, Valuation and qualifying accounts are incorporated by reference from Metromedia International Group's annual report on Form 10-K/A for the fiscal year ended December 31, 1998.


ITEM 17. UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on the 22th day of December, 1999.


                                                       METROMEDIA INTERNATIONAL GROUP, INC.

                                                       By:  *
                                                            -----------------------------------------
                                                            Name:  Stuart Subotnick
                                                            Title:   President and Chief Executive
                                                            Officer


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to registration statement has been signed by the following persons in the capacities indicated, on December 22, 1999.


                      *
--------------------------------------------   Chairman of the Board of Directors
                John W. Kluge
                                               Vice Chairman of the Board of Directors,
                      *                        President and Chief Executive Officer
--------------------------------------------   (Principal Executive Officer) Stuart
              Stuart Subotnick                 Subotnick
              /s/ SILVIA KESSEL                Executive Vice President, Chief Financial
--------------------------------------------   Officer, Treasurer and Director (Principal
                Silvia Kessel                  Financial Officer) Silvia Kessel
                      *
--------------------------------------------   Executive Vice President, General Counsel,
              Arnold L. Wadler                 Secretary and Director
                      *
--------------------------------------------   Vice President (Principal Accounting Officer)
            Vincent D. Sasso, Jr.
--------------------------------------------   Director
             John P. Imlay, Jr.
                      *
--------------------------------------------   Director
              Clark A. Johnson
--------------------------------------------   Director
               Carl E. Sanders
                      *
--------------------------------------------   Director
             Richard J. Sherwin
--------------------------------------------   Director
                Leonard White
--------------------------------------------   Director
              James R. S. Hatt
--------------------------------------------   Director
             I. Martin Pompadur

*By:                    /s/ SILVIA KESSEL
             --------------------------------------
                          Silvia Kessel
                        ATTORNEY-IN-FACT